Exhibit 10.3

MWI Veterinary Supply

2007 - 2008 MERIAL INDEPENDENT SALES AGENT AGREEMENT

THIS 2007 - 2008 MERIAL INDEPENDENT SALES AGENT AGREEMENT (“Agreement”), is executed  as of this 16th day of November, 2006 and effective as of the “Commencement Date” as defined below, by and between MERIAL LIMITED, a company limited by shares registered in England and Wales (registered number 3332751) with a registered office at P.O. Box 327, Sandringham House, Sandringham Avenue, Harlow Business Park, Harlow, Essex CM19 5QA, England, and domesticated in Delaware, U.S.A. as MERIAL LLC, with a place of business at 3239 Satellite Boulevard, Duluth, Georgia 30096-4640 USA (hereinafter “MERIAL”) and MWI Veterinary Supply Co., with a place of business at 651 S. Stratford Drive, Meridian, ID 83642 (hereinafter called “Independent Sales Agent”).

W I T N E S S E T H:

WHEREAS, MERIAL is a company that researches, develops, manufactures and distributes pharmaceutical and biological products for animal health use, including products for companion animals;

WHEREAS, Independent Sales Agent employs representatives (“Sales Agent Representatives”) who call upon veterinarians, in person and via telephone, to sell products to be used for companion animals;

WHEREAS, MERIAL desires to appoint Independent Sales Agent to sell, market and provide services related to MERIAL companion animal products; and

WHEREAS, Independent Sales Agent accepts such appointment under the terms and conditions hereinafter set forth;

NOW THEREFORE, in exchange for the promises and covenants described in the Agreement, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, MERIAL and Independent Sales Agent hereby agree as follows:

1.  DEFINITIONS AND INTERPRETATION

1.1                                 Definitions

In this Agreement and any Schedules incorporated herein, each expression below shall have the following meaning unless expressly stated otherwise:

(a)                                  “Affiliate” shall mean (i) any business entity fifty percent (50%) or more of which is owned directly or indirectly by a party to this Agreement; (ii) any business entity which directly or indirectly owns fifty percent (50%) or more of a party to this Agreement; or (iii) any business entity under the direct or indirect control of any business entity as described in (i) or (ii) above.

(b)                                 “AMA” shall mean an Authorized Merial Account.

(c)                                  “Business Day” shall mean a day (except a Saturday or Sunday) on which banks in the U.S.A. are open for the normal range of banking business;

(d)                                 “Commencement Date” shall mean January 1, 2007;

(e)                                  “Confidential Information” shall have the meaning given in paragraph 14.6 hereof;

(f)                                    “EDI” shall mean Electronic Data Interchange System;

(g)                                 “EDI Information” shall mean EDI and procedures set forth in Schedule C, attached hereto and incorporated herein, such information including MERIAL companion animal product sales and AMA information consisting at a minimum of the customer’s name, address and account number as well as MERIAL companion animal product purchase information, including MERIAL companion animal product name and quantity of MERIAL companion animal product purchased by package size and units;

(h)                                 “Interest Rate” shall mean the interest rate that is two percent (2%) above Citibank-New York branch’s prevailing prime rate in existence in the U.S.A.;

(i)                                     “Monthly Business Share” shall mean the Independent Sales Agent’s percent share of the respective month’s total of the following:  (i) commissioned sales (for which the Independent Sales Agent is named), (ii) Net Sales on which EDI transaction fees are paid to the Independent Sales Agent, and (iii) Net Sales made to NHOs for which a sales commission is paid to the Independent Sales Agent.  Monthly Business Share percentages are as provided in Schedule B hereto;

(j)                                     “Named Sales Agent” shall mean the Independent Sales Agent that is designated on an order by an Independent Sales Agent code;

(k)                                  “Named Sales Agent Sale(s)” shall mean a sale to an AMA in the Named Sales Agent’s Territory generated by placement of an order with MERIAL by (i) the Named Sales Agent; (ii) an AMA designating a Named Sales Agent; or (iii) an authorized MERIAL representative designating the Independent Sales Agent as the Named Agent;

(l)                                     “Net Sales” shall mean sales net of all discounts, rebates (including, but not limited to, free goods, consumer coupons, and free dose offers) and returns;

(m)                               “NHO” shall mean Network Hospital Organization;

(n)                                 “Other Products” shall mean the finished MERIAL companion animal products, jointly and severally, in such sizes and presentation forms as set forth in Schedule E, attached hereto and incorporated herein.  The list of Other Products set forth in Schedule E may be amended, as MERIAL in its sole discretion determines necessary, to (i) include other products which MERIAL may hereafter develop, manufacture, or market, or (ii) delete Other Products;

(o)                                 “Party” shall mean MERIAL or Independent Sales Agent;

(p)                                 “Products” shall mean the finished MERIAL companion animal products, jointly and severally, in such sizes and presentation forms as set forth in Schedule A, attached hereto and incorporated herein. The list of Products set forth in Schedule A may be amended, as MERIAL in its sole discretion determines necessary, to (i) include other products which MERIAL may hereafter develop, manufacture, or market, or (ii) delete Products;

(q)                                 “Product Literature” shall mean all advertising, promotional and technical literature, label and packaging text, package inserts or other material that bears a Trademark or that is used in the promotion of the Products and Other Products;

(r)                                    “Property” shall have the meaning given in paragraph 9.1 hereof;

(s)                                  “Sales Agent Representatives” shall have the meaning given in the second whereas clause.

(t)                                    “Sales Goal,” as specifically set forth in Schedule D hereto, shall mean the sum of all Net Sales derived from (i) commissioned sales (for which the Independent Sales Agent is named ), (ii) Net Sales on which EDI transaction fees are paid to the Independent Sales Agent, and (iii) Net Sales made to NHOs for which a sales commission is paid to the Independent Sales Agent;

(u)                                 “Term” shall mean the duration of this Agreement as defined in paragraph 3.1 herein and any renewal(s) hereof;

(v)                                 “Termination Fee” shall have the meaning given in paragraph 3.2 hereof;

(w)                               “Territory” shall mean the following geographic area:  United States

(x)                                   “Trademarks” shall mean all designated proprietary trademarks, and associated trade dress, tradenames, symbols, brand names, package designs and the like now or hereafter owned, acquired, used or registered by MERIAL in the Territory to identify (i) the Products of MERIAL, set forth in attached Schedule A, and which are to be used only on or in relation to the Products and (ii) the Other Products of MERIAL, set forth in attached Schedule E, and which are to be used only on or in relation to the Other Products;

(y)                                 “United States” or “U.S.A” shall mean the fifty (50) states and the District of Columbia that make up the United States of America;

(z)                                   “Veterinary Trade” shall mean practicing veterinarians and animal hospitals that are in compliance with the rules of the American Veterinary Medical Association.

1.2                                 Interpretation

In this Agreement, unless expressly stated otherwise:

(a)                                  a reference to any Party includes that Party’s executors, administrators and permitted assigns, or being a company, its successors and permitted assigns;

(b)                                 the singular includes the plural and vice versa;

(c)                                  a reference to a gender includes each gender;

(d)                                 a reference to a person includes an individual, firm, body, corporation, association (whether incorporated or not) and authority or agency (whether governmental, semi-governmental or local);

(e)                                  a reference to time of day is to the time applicable at the relevant date in the Eastern time zone in the U.S.A.;

(f)                                    the inclusion of headings, clause numbers, italics, bold print and underlining is for convenience of reference only and shall not affect the interpretation of this Agreement;

(g)                                 the schedules attached hereto are incorporated herein and deemed a part of this Agreement;

(h)                                 a reference to any agreement or document is to that agreement or document (and, where applicable, any of its provisions) as amended, novated, supplemented or replaced from time to time;

(i)                                     a reference to any statute, regulation, rule or other legislative provision includes any amendment to, statutory modification or re-enactment of, legislative provision substituted for, and any statutory instrument issued under that statute, regulation, rule or other legislative provision;

(j)                                     where the performance of an obligation under this Agreement falls on a day other than a Business Day, this Agreement shall be construed as requiring that obligation to be performed on the next Business Day;

(k)                                  unless otherwise expressly stated herein, any reference to dollars or money shall mean the lawful currency of the United States;

(l)                                     the word “writing” includes typewriting, printing, lithography, photography and other modes of visibly representing words and the word “written” has a corresponding meaning.

2.                                       RIGHTS GRANTED

2.1                                 Subject to the terms and conditions hereof, MERIAL hereby appoints Independent Sales Agent to sell, market and provide services related to the Products to the Veterinary Trade in the Territory during the term of this Agreement.  Independent Sales Agent hereby accepts MERIAL’s appointment and agrees to use its reasonable efforts to promote the sale of the Products to the Veterinary Trade in the Territory.  Independent Sales Agent further agrees to perform such services and other independent sales agent functions in the Territory as MERIAL may from time to time reasonably request.  Furthermore:

(a)                                  Independent Sales Agent is authorized to obtain orders on behalf of MERIAL for the Products from established AMAs in the Territory and from new accounts within the Veterinary Trade within the Territory, after MERIAL has approved such account(s) as an AMA(s).  MERIAL shall pay commissions on the Net Sales of orders for Products from new and established AMAs within the Territory according to the schedule and terms outlined in Schedule B, attached hereto and incorporated herein by this reference.

(b)                                 Independent Sales Agent is authorized to obtain orders on behalf of MERIAL for the Products from established NHOs within the Territory.  MERIAL shall pay commissions on the Net Sales of orders for Products from NHOs within the Territory according to the schedule and terms outlined in Schedule B.

2.2                                 Subject to the terms and conditions hereof, MERIAL hereby appoints Independent Sales Agent to sell, market and provide services related to the Other Products to the Veterinary Trade in the Territory during the term of this Agreement.  Independent Sales Agent hereby accepts MERIAL’s appointment.  Furthermore:

(a)                                  Independent Sales Agent is authorized to obtain orders for the Other Products from established AMAs in the Territory and from new accounts within the Veterinary Trade within the Territory, after MERIAL has approved such account(s) as an AMA(s).  MERIAL shall pay Independent Sales Agent a transaction fee of one percent (1%) for the Net Sales of each order for products listed as Other Products on Schedule E within the Territory, which is transmitted to MERIAL via EDI.  No fee will be paid to Independent Sales Agent by MERIAL for orders within the Territory which are not transmitted to MERIAL via EDI, as required hereunder.

(b)                                 Independent Sales Agent is authorized to obtain orders for the Other Products from NHOs in the Territory.  MERIAL shall pay Independent Sales Agent for the Net Sales value of each order for Other Products from NHOs within the Territory which is transmitted to MERIAL via EDI at a rate of one percent (1%).

2.3                                 It is expressly understood and agreed that the Independent Sales Agent is an independent contractor and Independent Sales Agent shall have no authority, and shall not represent that it has any authority, to bind MERIAL to any obligation, to act for or on behalf of MERIAL, to extend any warranty or make any representation on behalf of MERIAL, or otherwise to assume, create or enlarge any obligation or responsibility on behalf of MERIAL or in MERIAL’s name. This Agreement does not constitute appointment of Independent Sales Agent as a distributor or franchisee or authorize the same to act as an agent for MERIAL for any purposes other than those that are expressly provided for herein.

2.4                                 Independent Sales Agent expressly acknowledges and agrees that during the term of this Agreement, MERIAL may, upon fourteen (14) days written notice, amend Schedule A, as MERIAL in its sole discretion determines necessary, to (i) include additional products which MERIAL may hereafter develop, manufacture, or market, or (ii) delete Products, and such addition or deletion of products shall not be a breach of this Agreement or be considered termination of this Agreement.

2.5                                 Independent Sales Agent expressly acknowledges and agrees that during the term of this Agreement, MERIAL may, upon fourteen (14) days written notice, amend Schedule E, as MERIAL in its sole discretion determines necessary,  to (i) include additional products which MERIAL may hereafter develop, manufacture, or market, or (ii) delete Other Products, and such addition or deletion of products shall not be a breach of this Agreement or be considered termination of this Agreement.

2.6                                 MERIAL reserves the right to independently audit commissions and transaction fees paid by Independent Sales Agent to its Sales Representatives, pursuant to Schedule B, for sales related to MERIAL Products and/or Other Products.

2.7                                 Independent Sales Agent expressly acknowledges and agrees that nothing contained herein authorizes Independent Sales Agent to appoint or create other or sub independent sales agents in the Territory without the prior written consent of MERIAL. MERIAL reserves the right to expand or reduce the Territory upon thirty (30) days’ written notice to Independent Sales Agent and to authorize other independent sales agents to sell MERIAL Products and/or Other Products, with or without commission or transaction fee, in the Territory.  The expansion or reduction in the geographic boundaries of the Territory shall not be a breach of this Agreement or be considered a termination of this Agreement.

2.8                                 Independent Sales Agent shall refrain, in relation to the sale and promotion of Products or Other Products, from establishing any branch or distribution depot outside the United States and from actively seeking customers or orders outside the United States, without the prior written consent of MERIAL.

2.9                                 Independent Sales Agent shall sell the Product(s) and/or Other Product(s) only to those AMAs or Veterinary Trade accounts in which the veterinarian dispenses the Product(s) and/or Other Product(s) to clients with whom the veterinarian has an existing veterinarian-client-patient relationship and which accounts comply with other MERIAL criteria as communicated from time to time by MERIAL to Independent Sales Agent in writing.

2.10                           If Independent Sales Agent becomes aware or MERIAL notifies Independent Sales Agent that any AMA or Veterinary Trade account does not comply with any criteria set forth pursuant to Paragraph 2.9 (giving reasons if so requested), Independent Sales Agent shall promptly cease to sell to that account and shall not resume sales until MERIAL is satisfied that MERIAL criteria are met.  MERIAL’s decision as to whether an AMA or Veterinary Trade account complies with MERIAL criteria shall be final.

3.                                       TERM AND TERMINATION

3.1                                 This Agreement will be deemed to have commenced on the Commencement Date and, subject to its terms and conditions, shall continue in full force and effect from the Commencement Date through and until 31 December 2008.  This Agreement may be renewed for successive terms by mutual agreement expressed in writing and signed by MERIAL and Independent Sales Agent.

3.2                                 Either party may terminate this agreement without cause and without penalty upon one hundred twenty (120) days’ prior written notice.  In the event that either party terminates this Agreement without cause upon less than one hundred twenty (120) days’ prior written notice, such party will be obligated to pay a sum equal to the total commissions earned by Independent Sales Agent during the preceding four (4) month period (the “Termination Fee”); provided, however, that MERIAL’s obligation to pay the Termination Fee shall be subject to its rights under paragraph 7.1(c).  Except as otherwise provided in this Agreement, this Agreement shall terminate thirty (30) days after (i) either Party gives the other Party written notice of the other Party’s default of any of its material obligations under this Agreement, and (ii) the other Party fails to cure such default within such thirty (30) day period.

3.3                                 MERIAL may terminate this Agreement immediately by giving written notice of such termination to Independent Sales Agent, and such termination shall take effect upon receipt of such notice, in the event of any of the following:

(a)                                  Independent Sales Agent informs MERIAL in writing or its creditors generally that Independent Sales Agent is insolvent or is otherwise unable to meet its obligations;

(b)                                 an application is made to a court for the winding up of Independent Sales Agent’s business;

(c)                                  an order is made or a petition is issued or a resolution is passed for the winding up of Independent Sales Agent’s business;

(d)                                 execution is levied against Independent Sales Agent by creditors, debenture holders or trustees under a floating charge;

(e)                                  Independent Sales Agent enters into a scheme of arrangement or composition with its creditors;

(f)                                    a receiver, manager or administrator is appointed to control the assets, or any part of the assets, of Independent Sales Agent, or a petition for an administration order or a petition for the appointment of a receiver is issued;

(g)                                 Independent Sales Agent seeks protection from its creditors in a bankruptcy court or takes advantage of any other law or procedure for the protection of creditors;

(h)                                 Independent Sales Agent makes any assignment for the benefit of creditors; or

(i)                                     there is a change in the beneficial interest in the shareholding of Independent Sales Agent, or all or substantially all of the assets of Independent Sales Agent are acquired by any other entity, or there is a change in the management of Independent Sales Agent which has the effect of altering the effective control of Independent Sales Agent, without the prior consent in writing of MERIAL, which consent shall not be unreasonably withheld.

3.4                                 MERIAL may terminate this Agreement at any time before its expiration by giving thirty (30) days notice in writing to Independent Sales Agent in the event that any representation or warranty given or made pursuant to this Agreement by Independent Sales Agent shall prove to have been incorrect or untrue in any respect.

3.5                                 Independent Sales Agent shall strictly comply with all applicable state, federal and other laws and regulations, including those relating to animal drugs, biologicals and pesticides.  Independent Sales Agent agrees that its failure to strictly comply with such laws and regulations shall result in automatic termination of this Agreement without the need for any prior notice by MERIAL.  In addition, either Party may terminate this Agreement immediately by sending written notice to the other Party if the other Party’s actions under this Agreement conflict in any way with its obligations regarding Ethical Business Practices, as set forth in paragraph 16.

3.6                                 Upon the effective date of expiration or termination of this Agreement by either Party, all Products, Other Products, Product Literature and promotional items in the possession of Independent Sales Agent shall be (a) returned by Independent Sales Agent to MERIAL; (b) delivered to such agent as MERIAL may designate; or (c) disposed of according to MERIAL’s instructions.  Transportation of such Products, Other Products, Promotional Literature and promotional items shall be at MERIAL’s sole expense in the event this Agreement is terminated by MERIAL without Independent Sales Agent’s default or breach under any provision of this Agreement.  Upon termination or expiration of this Agreement, Independent Sales Agent shall promptly remove from its letterhead, advertising, literature and place of business and from all telephone and business directories and all commercial registries of any kind, all reference to MERIAL and the Products and/or Other Products.  Independent Sales Agent shall not thereafter use any confusingly similar corporate name, trade name or trademarks, tending to give the impression that any relationship continues to exist between MERIAL and Independent Sales Agent for the Products and/or the Other Products.

3.7                                 Merial shall have no obligation to Independent Sales Agent arising from expiration or termination of this Agreement, nor shall Independent Sales Agent be entitled to compensation from Merial by reason of the expiration or termination of this Agreement.  Expiration or termination shall not extinguish obligations and liabilities accrued prior to expiration or termination.  However, in the event of expiration or termination, Merial shall not be liable for any claims of lost future sales, profits, transaction fees or commissions, consequential damages of any type or on account of expenditures, investments, leases or other commitments relating to the business of goodwill of Independent Sales Agent.

4.                                       REMEDIES

INDEPENDENT SALES AGENT EXPRESSLY ACKNOWLEGES AND AGREES THAT MERIAL SHALL NOT BE RESPONSIBLE OR LIABLE FOR ANY LOSS OR DAMAGE (INCLUDING LOST COMMISSIONS, TRANSACTION FEES OR PROFITS OR OTHER CONSEQUENTIAL OR INCIDENTAL LOSS OR DAMAGE) HOWEVER CAUSED (WHETHER BY NEGLIGENCE, BREACH OF CONTRACT OR OTHERWISE) WHICH MAY BE SUFFERED OR INCURRED OR WHICH MAY ARISE DIRECTLY OR INDIRECTLY FROM THIS AGREEMENT.  To the extent liability cannot by law be waived in its entirety, Independent Sales Agent expressly acknowledges and agrees that it shall not be entitled to any lost commissions, transaction fees or profits or any other consequential or incidental damages or losses, and that its sole remedy under this Agreement shall in no event exceed the amount of the total commission payment generated hereunder which may be in dispute.

5.                                       ORDERS

5.1                                 All orders will be obtained at prices and upon terms established by MERIAL and will be submitted to MERIAL by Independent Sales Agent for acceptance.  MERIAL shall only accept an order obtained by Independent Sales Agent which complies with the terms and conditions hereof, and MERIAL will ship the Products and the Other Products ordered directly to the AMA.  MERIAL will promptly provide Independent Sales Agent with notice of any orders which fail to comport with the terms and conditions of this Agreement and are therefore not accepted.

5.2                                 MERIAL agrees to use reasonable efforts to fill orders obtained and submitted by the Independent Sales Agent for the Products and/or Other Products as soon as possible, subject to availability, the total requirements of MERIAL customers, and production facility capacity, but shall not be liable in any way for any loss of trade or profit or commission or other damage or cost incurred by Independent Sales Agent in the event of any rejection of any order or any suspension, cancellation or delay in acceptance or delivery of any order. Independent Sales Agent shall utilize EDI as the primary means for transmitting orders from AMAs or Veterinary Trade accounts to MERIAL and shall adhere to the provisions outlined in the attached EDI Policy for

Independent Sales Agents (Schedule C, attached hereto and incorporated herein by this reference) for all orders placed with MERIAL via EDI.

6.                                       PERFORMANCE BY INDEPENDENT SALES AGENT

6.1                                 Independent Sales Agent expressly acknowledges and agrees that its principal obligation is to fully develop the market and provide excellent customer service for Products and Other Products in the Territory.  To this end, Independent Sales Agent agrees that its responsibilities shall include, but shall not be limited to, the following:

(a)                                  Independent Sales Agent shall be responsible for promoting sales growth of the Products and Other Products in the Territory.  Independent Sales Agent specifically agrees to:

(i)                                     Use all reasonable efforts to have AMAs and Veterinary Trade accounts actively endorse the Products and prominently merchandise, display and promote the full line of Products to achieve maximum sales potential;

(ii)                                  Use reasonable efforts to solicit orders for Products and Other Products from AMAs and Veterinary Trade Accounts;  For purposes of logistical efficiency and to ensure clinic inventories are sufficient to meet consumer demand on a routine basis, Independent Sales Agent will implement an action plan before February 15, 2007 (the “Action Plan”), designed to elevate total orders at or in excess of 20 cartons for FRONTLINE® and HEARTGARD® brand products.  The Action Plan will include but not be limited to educational programs for order entry personnel, reminder systems to help maintain focus on this initiative and incentive programs funded from the promotional allowance designed to provide support for achievement of specific sales objectives outlined in the Action Plan.

(iii)                               Plan and execute periodic market development campaigns with prior written approval by MERIAL; vigorously support MERIAL promotional, educational, and advertising activities to increase sales of Products and Other Products; provide AMAs and the Veterinary Trade with agreed allowances, samples if any, point-of-sale materials and MERIAL Product literature; maintain a trained sales force to execute these activities and educate AMAs and Veterinary Trade accounts; provide training for Independent Sales Agent’s key personnel, including inside and outside sales representatives, in the proper procedure for placing AMA orders with MERIAL and administering MERIAL’s Returned Good Policy (which policy MERIAL reserves the right to change, modify or amend at any time without prior notice); and assist MERIAL in providing AMAs in Independent Sales Agent’s Territory full access to all MERIAL promotional allowances, marketing programs, point-of-purchase materials, and Product Literature;

(iv)                              Work with MERIAL representatives to develop a business plan to ensure that key veterinary customers in each MERIAL sales territory, as determined by MERIAL, implement merchandising initiatives to place such items as product displays, point of purchase materials, consumer coupons, etc., in such designated practices.

(v)                                 Achieve, within the Territory, Performance Goals as set forth in Schedule D, attached hereto and incorporated herein by this reference.  The terms of these Performance Goals shall be established by MERIAL for a given year by March 1 of that year preceding the year this Agreement is in effect.  If MERIAL does not establish the Performance Goals for a given year by March 1 of that year, such year’s Performance Goals shall be equal to one hundred twenty percent (120%) of the prior year’s Performance Goals, respectively.  Independent Sales Agent will assign sales goals at the MERIAL sales territory level for total sales by Product and Other Product and will review sales performance by Product and Other Product category on a quarterly basis to ensure achievement of Performance Goals.

(vi)                              Independent Sales Agent will assign sales goals at the territory level for total sales by product and will review sales performance by product category on a quarterly basis to ensure achievement of performance goals.

(vii)                           Independent Sales Agent shall provide adequate sales representation to contact and solicit orders from all AMAs and Veterinary Trade accounts in the Territory.  Independent Sales Agent shall submit orders within two hours of receipt from the AMA or Veterinary Trade account through EDI or such other communications method designated and scheduled by MERIAL.

(b)                                 Independent Sales Agent shall submit to MERIAL, via EDI in accordance with Schedule C hereof, a current roster of its sales agent representatives at least once each quarter.

(c)                                  Independent Sales Agent shall educate and train its sales personnel with material and courses supplied by MERIAL and/or ensure their attendance at MERIAL training sessions to ensure a satisfactory level of knowledge about Products and Other Products and cooperate with MERIAL to offer suitable training and education to the AMAs and Veterinary Trade accounts.  MERIAL shall cover all reasonable expenses for those sales personnel of Independent Sales Agent who attend such training, including reasonable pre-approved travel expenses.

(d)                                 Subject to the requirements of paragraph 6.1(e) hereof, Independent Sales Agent will distinguish MERIAL Products and Other Products from other products it carries by:

•                  conveying to Independent Sales Agent’s sales and marketing organizations the strategic importance of MERIAL and its Products and Other Products;

•                  recommending the Products and Other Products as the preferred products in their respective market categories to AMAs and the Veterinary Trade;

•                  offering sales representatives financial incentives to sell Products and Other Products, as designated in Schedule B hereto, that are comparable or greater than the incentives offered by Independent Sales Agent to sell any other supplier’s products that compete directly with Products or Other Products;

•                  permitting no negative selling against any Products or Other Products;

•                  making no affirmative efforts to shift sales of Products or Other Products to competing products;

•                  regularly featuring Products and Other Products in daily detailing and sales campaigns and mailings;

•                  utilizing MERIAL sales and technical support to increase and maintain sales support;

•                  providing MERIAL up to quarterly access to its sales personnel for Product, Other Product and sales training;

•                  providing premium space allocation in publications for Product and Other Product advertisements; and

•                  providing to MERIAL preferred participation in regional and national sales meetings.

(e)                                  Other than for those Products manufactured and/or marketed by MERIAL, neither Independent Sales Agent nor its Affiliates shall, directly or indirectly, manufacture, distribute, wholesale, take orders for (including the transmission of uncompensated EDI orders), market, sell, promote, represent, broker or provide services relating to: (i) any ivermectin product(s) or other product used for the treatment and/or control and/or prevention of heartworms or internal parasites or both for cats and/or for dogs which is administered less frequently than daily or (ii) any product used or administered less frequently than weekly for the treatment and/or control and/or prevention of fleas or ticks or both.  Notwithstanding the foregoing to the contrary, the restrictions on Independent Sales Agent pursuant to this Section 6.1(e) shall not apply to over-the-counter products (“OTC Products”) which (a) were appropriately registered prior to January 1, 2005 and (b) contain the active ingredients amitraz, diazinon, carbaryl, organophosphates, pyrethrin, permethrins or permethrin derivatives, (s) methoprene, and pyriproxyfen.  If Independent Sales Agent is interested in selling OTC products registered subsequent to 2004, it may submit a written request to MERIAL for approval, which approval may be withheld within MERIAL’s sole discretion.  MERIAL shall provide Independent Sales Agent with its approval or denial of Independent Sales Agent’s written request within three (3) business days (the “Approval Period”) of MERIAL’s receipt thereof.  If such approval or denial is not received by Independent Sales Agent within the Approval Period, MERIAL’s approval shall be deemed granted.  In the event that Independent Sales Agent violates the terms of this paragraph 6.1(e) and manufactures, wholesales, markets, promotes, brokers, represents, sells, distributes or provides services relating to the types of products set forth herein at (i) or (ii) and not supplied or manufactured by MERIAL, MERIAL reserves the right to immediately terminate this Agreement, without giving the notice required by Paragraph 3.2, and permanently withhold all commissions then due and owing to Independent Sales Agent by MERIAL.  MERIAL agrees that it will not accept EDI orders for Products from non-named sales agents with whom MERIAL does not have a valid Independent Sales Agent agreement.

(f)                                    Ensure compliance with the Robinson-Patman Act and all other applicable laws.  Independent Sales Agent agrees that it shall not rebate or otherwise provide any part of the commission payment, either directly or indirectly, to any AMA or Veterinary Trade account.

(g)                                 Arrange for MERIAL representatives to meet and make sales calls with Independent Sales Agent’s representatives when needed to support MERIAL marketing and sales promotions.

(h)                                 Make no representations or warranties with respect to Products or Other Products, other than such representations issued or approved in writing by MERIAL.  Independent Sales Agent will not in any way jeopardize the good will and reputation of MERIAL or its Products or Other Products.

(i)                                     Immediately notify MERIAL upon being made aware of any adverse reaction, injury, damage, claim or lawsuit involving a Product or Other Product, whether or not directly attributable to the Product or Other Product.  Independent Sales Agent, at the request and expense of MERIAL, shall do all such things as may be reasonably required to assist MERIAL in resolving such matters.

(j)                                     Indemnify and hold MERIAL, its parent companies, officers, directors, employees and representatives harmless from and against all expenses, claims, damages, losses, liabilities or money judgments, including legal fees, incurred by MERIAL arising out of any act or omission by Independent Sales Agent including from the negligence or fault of Independent Sales Agent, from Independent Sales Agent’s advertising or promotion of the Products or Other Products, or Independent Sales Agent’s failure to comply with the terms of this Agreement, including promotion of the Products or Other Products outside the scope of MERIAL’s safety and efficacy claims for the Products or Other Products, as the case may be, except to the extent that said claim arises out of any act or omission of MERIAL.

(k)                                  Independent Sales Agent shall not in any way jeopardize the good will and reputation of MERIAL or Products or Other Products, and will have no authority to bind MERIAL to any act or representation unless specifically so authorized in writing.  Independent Sales Agent shall indemnify and hold MERIAL harmless from and against all claims arising out of any breach of this subsection.

(l)                                     Independent Sales Agent records, which shall include but not be limited to accounting records, customer records, customer purchase orders and invoices, written policies and procedures, reports, correspondence, memoranda or any other documentation relating to the marketing and sale of the Products or Other Products or any other matter relating to this Agreement, shall be open to inspection and subject to audit and/or reproduction, during normal business working hours, by MERIAL or its authorized representative to the extent necessary to adequately evaluate Sales Agent Representative commissions, transaction fees or customer information submitted by Independent Sales Agent or desirable for any other valid business purpose.  For the purpose of such audits, inspections, examinations and evaluations, MERIAL or its authorized representative shall have access to said records beginning on the Commencement Date and continuing for five (5) years following the termination or expiration of this Agreement and any renewal thereof.

(m)                               Provide MERIAL with timely, complete and accurate data on market conditions in Independent Sales Agent’s Territory.

7.                                       PERFORMANCE BY MERIAL

7.1                                 MERIAL agrees that it shall:

(a)                                  Use reasonable efforts to fill orders submitted by Independent Sales Agents as soon as possible, giving consideration to the quantity of the Products available at the time, the total requirements of MERIAL customers and the capacity of production facilities.

(b)                                 Be responsible for all collection actions and expenses.  Independent Sales Agent will assist in obtaining paymentfrom AMAs and Veterinary Trade accounts with overdue invoices when requested to do so by MERIAL.

(c)                                  Pay Independent Sales Agent, as full and total compensation for all services rendered under this Agreement, certain commissions for the sales of Products as outlined in Schedule B and commissions or transaction fees for the sale of Other Products as provided for in paragraph 2.2 hereof.  At all times, commissions and transaction fees will be calculated on Net Sales.  An earnings statement reporting invoiced sales, Net Sales, and earnings (including commissions and transaction fees) will be provided monthly to Independent Sales Agent.  Independent Sales Agent also expressly acknowledges and agrees that MERIAL has the right to apply commissions and transaction fees earned by Independent Sales Agent against any amounts past due owed by Independent Sales Agent to MERIAL hereunder or under any distributor agreement with MERIAL.

(d)                                 Make available for the purposes of securing sales from AMAs and Veterinary Trade accounts all national and/or regional deals and sales promotion programs designed for AMAs and applicable to Products.

(e)                                  Work with Independent Sales Agent to conduct business planning to increase sales opportunities and results and to maximize the use of available resources for MERIAL Products.

(f)                                    Increase awareness and usage of Products in Independent Sales Agent’s Territory by means that MERIAL determines to be reasonable, which may include:

i.                            Conducting national and regional consumer marketing and promotional campaigns.

ii.                           Conducting sales promotions, disease and product awareness campaigns, and client education programs for AMAs and Veterinary Trade accounts.

iii.                        Providing marketing assistance programs to develop professional promotional and educational programs, workshops, and seminars as mutually agreed between MERIAL and Independent Sales Agent.

iv.                       Providing product and skills training to Independent Sales Agent which may include the following:

•                  sales training for Independent Sales Agent’s field and telemarketing sales organizations;

•                  sales management training for Independent Sales Agent’s managers;

•                  technical training in the Products and the diseases which are controlled or prevented by them; and, at Independent Sales Agent’s specific request, technical training in the vaccines included as Other

Products and the diseases which are controlled, treated, or prevented by them;

•                  conducting meetings to inform Independent Sales Agent’s sales force about sales promotions and the use of campaign detail materials, sales tools, and point-of-purchase merchandising aids;

•                  participating in account presentations to AMAs; and

•                  handling customer complaints and inquiries and providing consultations to promote and maintain customer satisfaction.

(g)                                 Indemnify and hold Independent Sales Agent harmless from and against any and all claims, damages, losses, and liabilities directly caused by the use of Products or Other Products, except to the extent that said claim arises out of any statement, act, or omission by Independent Sales Agent.

7.2                                 MERIAL shall maintain a MERIAL territory-based Sales Agent Representative trip program as described in Schedule B.  The value, duration, and location of any such trip shall be left to the sole discretion of MERIAL.

8.                                       REPRESENTATIONS AND WARRANTIES OF INDEPENDENT SALES AGENT

8.1                                 Independent Sales Agent hereby represents and warrants to MERIAL as follows:

(a)                            Independent Sales Agent is an entity duly organized and validly existing under the laws of the State of Idaho and has full power and authority to enter into and perform its obligations under this Agreement.

(b)                           Independent Sales Agent shall maintain a business establishment, facilities and resources, and sales staff adequate to handle all sales, service and promotion obligations required of Independent Sales Agent under this Agreement.

9.                                       RESTRICTION

9.1                                 Independent Sales Agent expressly acknowledges and agrees that MERIAL’s exclusive property (the “Property”) includes:

(a)                                  all trademarks, including those listed in Schedule A, Schedule E attached hereto, and all trade dress and tradenames now or hereinafter associated with Products and Other Products, registered or unregistered;

(b)                                 formulations of all Products and Other Products; and

(c)                                  all MERIAL logos, labels, package designs, literature, promotional pieces, data sheets, brochures and other printed matter now or hereafter associated with Products and Other Products.

9.2                                 Independent Sales Agent is authorized on a non-exclusive basis to use the Property solely in association with the marketing, promotion and sale of the corresponding Products and/or Other Products, solely in the Territory, and solely during the this Agreement, so long as Independent Sales Agent uses the Property in accordance with MERIAL’s standards, specifications, and instructions.  Independent Sales Agent shall afford MERIAL a reasonable opportunity to inspect and monitor Independent Sales Agent’s use of the Property.  All use of the Property shall clearly identify MERIAL as the owner of such Property and shall meet all requirements of the United States

Patent and Trademark Office and any other applicable agency.  This authorization of use does not constitute a grant to Independent Sales Agent of any property right or interest in any Property.  Independent Sales Agent will have no right to delegate or assign rights granted to it under this, or any other, provision hereof.  Independent Sales Agent shall use the Property only to the extent necessary to enable Independent Sales Agent to carry out its obligations under this Agreement.  Independent Sales Agent specifically agrees that (i) during this Agreement, it shall not formulate, produce, distribute, wholesale or sell any competitive products as specified in paragraph 6.1(e); and (ii) after the term of this Agreement, it shall not formulate, produce, distribute, wholesale, sell or use within the Territory products, formulas, or trademarks embodying or identified with the Property.  Independent Sales Agent represents that it has not sought or obtained and agrees not to seek or obtain, in the Territory or elsewhere, any trademark or copyright registration or any patent embodying the Property and it further agrees to discontinue all use of the Property after termination or expiration of this Agreement.

9.3                                 Independent Sales Agent agrees that it will not register or use any trademark which, in the opinion of MERIAL, is confusingly similar to the Trademarks or to any other trademarks registered or used by MERIAL.

9.4                                 Independent Sales Agent agrees to use its reasonable efforts to prevent other persons from seeking or obtaining any patents, trademarks or copyrights embodying the Property.  Independent Sales Agent agrees to notify MERIAL immediately of any potential infringement or imitation of the Property which comes to the attention of Independent Sales Agent during the term of this Agreement.  Independent Sales Agent will render all reasonable assistance sought by MERIAL in connection with any action taken by MERIAL to protect or enforce its Trademarks.  All decisions about such action, including the determination whether to initiate action or to settle, will be under the sole control of MERIAL.  MERIAL will not be liable for any attorney’s fees or expenses unless Independent Sales Agent incurs such fees and expenses at the written request of MERIAL and only to the extent that MERIAL determines such fees to be reasonable.

9.5                                 Independent Sales Agent may not use the Property as a part of its trade name, unless such use is expressly authorized by MERIAL in writing, and shall never use it in a manner to indicate that Independent Sales Agent is anything other than an independent contractor, as distinguished from an agent or employee of MERIAL, and shall never use such Property in a manner detrimental to the image or reputation of MERIAL or otherwise harmful to MERIAL interests.

9.6                                 Independent Sales Agent agrees that all uses of Trademarks and any enhancement in the value of Property, in the Territory or elsewhere, which result from efforts of Independent Sales Agent, shall inure to MERIAL’s sole benefit.

10.                                 ASSIGNMENT

10.1                           Independent Sales Agent shall not, without the written consent of MERIAL, directly or indirectly in any manner assign, transfer, encumber or subcontract its rights and obligations under this Agreement to any third party.

10.2                           MERIAL may assign, transfer or subcontract its rights and obligations hereunder without the approval of Independent Sales Agent.

11.                                 STATUS OF INDEPENDENT SALES AGENT/TAXES

Independent Sales Agent is not a joint or co-venturer, partner, employee or agent of MERIAL and does not have any power or authority, directly or indirectly or through its directors, employees or agents, to bind MERIAL to any agreement with any person.  Independent Sales Agent agrees that it shall comply with all relevant laws relating to applicable payroll taxes and any other required taxes.  Independent Sales Agent shall indemnify MERIAL against any and all claims arising from Independent Sales Agent’s failure to pay any of said expenses, salaries or taxes, or to comply with any laws relating to employment.

12.                                 GOVERNING LAW

This Agreement shall be governed by, interpreted, construed, and the respective rights of the parties hereto determined and all claims and disputes, whether in tort, contract or otherwise, resolved according to the laws of the State of Georgia notwithstanding any conflict of law principles to the contrary.  In the event of any controversy or claim arising out of or relating to this Agreement, performance hereunder, termination hereof, or relationship created hereby, each party submits to the exclusive jurisdiction of the courts of Georgia for the purposes of any suit, action or other proceeding arising out of this Agreement or transactions contemplated hereby.  Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth in Article 13.2 shall be effective service of process for any action, suit or proceeding in Georgia with respect to matters relating to this Agreement, and hereby waives any objection to the laying of venue in the courts of Georgia and that any such action was brought in an inconvenient forum.  In the event of any dispute arising from this Agreement or any acts of any party, the prevailing party in such dispute shall be entitled to recover reasonable costs and attorneys’ fees.  Notwithstanding the foregoing, MERIAL shall have the right to seek interim injunctive relief from any court of competent jurisdiction wherever situated in the event of a threatened disclosure in violation of this Agreement to prevent such disclosure pending resolution of the merits of the dispute.  This paragraph shall survive the termination of this Agreement.

13.                                 NOTICES

13.1                           A notice, approval, direction, consent, offer, demand or other communication in connection with this Agreement shall be in writing and shall be signed by an authorized officer of the relevant Party and given to the recipient Party either by (a) hand delivery; (b) registered or certified mail, return receipt requested; or (c) express mail capable of being tracked.

13.2                           Deliveries made, and mail sent, pursuant to paragraph 13.1 shall be to the address of the recipient Party set out below, and in each case, shall be marked for the attention of the person specified below in relation to the recipient Party:

To MERIAL:	Executive Director of Sales, Pets U.S.
Address:	Merial Limited
3239 Satellite Boulevard
Duluth, Georgia 30096-4640

Fax:	(678) 638-8956

With a copy to:	General Counsel, North America
Merial Limited
3239 Satellite Boulevard
Duluth, Georgia 30096-4640

Fax:	(678) 638-3350

To Independent Sales Agent:	Mr. James Cleary
651 S. Stratford Drive
Meridian, ID 83642

Phone Number:	1-800-762-4800

13.3                           A Party may from time to time change any of the details specified in paragraph 13.2 by giving not less than ten (10) days prior written notice to the other Party.

14.                                 MISCELLANEOUS

14.1                           This Agreement, together with any referenced attachments and amendments, embodies the entire agreement of the Parties in relation to the subject matter of sales agency for Products listed in Schedule A and Other Products listed in Schedule E, and supersedes all previous agreements, arrangements and understandings, verbal or otherwise, in relation thereto.  No variation, modification or waiver of any provision of this Agreement nor consent to any departure by any Party therefrom, shall be in any event of any force or effect unless the same shall be confirmed in writing signed by the Parties, and then such variation, modification, waiver or consent shall be effective only to the extent to which it may be made or given.  The Agreement may be amended only in writing signed by both Parties.

14.2                           No waiver of any of the provisions of this Agreement, including any term, condition or provision set forth in any schedule attached hereto, or of any breach thereof will establish a precedent for any other instance or with respect to any other provision. No failure, delay, relaxation or indulgence of any Party in exercising any power or right conferred upon such Party in the terms of this Agreement shall operate as a waiver of such power or right, nor shall any single exercise of any such power or right preclude any other or future exercise thereof, or the exercise of any other power or right under this Agreement.

14.3                           If any provisions of this Agreement shall be deemed invalid and not enforceable in accordance with their terms, all other provisions which are self-sustaining and capable of separate enforcement without regard to the invalid provisions, shall continue to be valid and enforceable in accordance with their terms.

14.4                           All information and materials relating to MERIAL’s sales goals, Independent Sales Agent’s sales goals, AMA customer databases, AMA sales volume and Product and Other Product formulation usage information and general AMA account information, as it pertains to transactions between MERIAL and AMAs and Veterinary Trade Accounts and the sale of Products and Other Products, is the sole and confidential property of MERIAL and may not ever be disclosed by Independent Sales Agent to any third party without the prior written consent of MERIAL.  Neither party shall at any time during the Term of this Agreement or for a period of five (5) years following the expiration or termination of this Agreement disclose to any third party

Confidential Information, as defined in paragraph 14.6, it has gained through its association with the other.

14.5                           Independent Sales Agent acknowledges that all sales data, market analysis, and customer information provided by Independent Sales Agent to MERIAL under this Agreement shall become the sole property of MERIAL and is deemed confidential and may not be disclosed by Independent Sales Agent to any third party without the prior written consent of MERIAL.  Independent Sales Agent further acknowledges that MERIAL may use any such information for sales and promotional purposes, including, but not limited to, establishing a database for direct marketing purposes, and Independent Sales Agent hereby certifies that it has the right to convey such information to MERIAL.

14.6                           Both parties shall use Confidential Information for the sole purpose of fulfilling the obligations of this Agreement.  “Confidential Information,” as used in this Agreement, shall mean all information, documentation, and devices disclosed or made available by one party to the other, including but not limited to, the existence of discussions between the parties, business plans, present and future products or formulas, trademarks, policies, procedures, processes, manufacturing or distribution plans, whether written or oral.  No rights or licenses, expressed or implied, are hereby granted to either Party under any patents, copyrights, trademarks, service marks or trade secrets belonging to the other as a result of or related to this Agreement.  Both Parties agree to return any and all Confidential Information, and all other records and copies thereof, to the other upon the termination or expiration of this Agreement.  The obligations of this paragraph shall not apply to such information which:

(a)                          at the time of the initial disclosure was demonstrably already in the possession of the receiving Party without any applicable obligation of confidentiality; or

(b)                            at the time of disclosure is, or at some time thereafter becomes, through no fault of the receiving party, public knowledge, or

(c)                          is required by law to be disclosed to a public body or regulatory agency, in which case the party being required to make the disclosure shall promptly give notice to the other party so that the other party shall have time to oppose such disclosure.

14.7                           The provisions of paragraphs 2.6, 3.2, 3.6, 3.7, 4, 6.1(j) 6.1(l), 6.1(k), 7.1(g), 9.1-9.6, 11, 12, 14.4, 14.5 and 14.6 shall survive the termination or expiration of this Agreement.

15.                                 FORCE MAJEURE

Sales may be suspended or canceled by MERIAL in the event of Act of God, war, riot, fire, explosion, accident, flood, sabotage, inability to obtain fuel, power, raw materials, labor, containers or transportation facilities, governmental laws, regulations, orders or action, breakage or failure of machinery or apparatus, national defense requirements or any other event beyond the reasonable control of MERIAL or in the event of labor trouble, strike, lockout or injunction (whether or not such labor event is within the reasonable control of MERIAL), which event prevents the manufacture, shipment or acceptance of Products.  Deliveries suspended under this paragraph 15 shall be canceled without liability, but this Agreement shall otherwise remain unaffected.

16.                                 ETHICAL BUSINESS PRACTICES

16.1                           Practices

MERIAL and Independent Sales Agent shall adhere to business practices in connection with this Agreement which are in accordance with the letter and spirit of applicable laws and ethical principles. Independent Sales Agent and MERIAL represent and warrant to the other that all transactions in connection with this Agreement will be accurately reflected in their respective books and records, and that no funds or other assets will be paid directly or indirectly to government officials (or persons acting on their behalf) for the purpose of influencing government decisions or actions with respect to Products or Other Products.  Violation of this policy will result in the immediate termination of this Agreement.

16.2                           Employees

No employee of MERIAL will have authority to give any direction, either written or oral, relating to the making of any commitment by Independent Sales Agent or its agents to any third party in violation of the terms of this paragraph.

17.                                 ANNOUNCEMENTS

Except as required by law, no announcements will be made in connection with the subject matter of this Agreement, by or on behalf of Independent Sales Agent without the prior approval of MERIAL.  Such approval will not be unreasonably with held or delayed.

18.                                 COUNTERPARTS

18.1                           This Agreement may be executed in any number of counterparts, and by the Parties in separate counterparts, but shall not be effective until each party has executed at least one counterpart.

18.2                           Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute the same instrument.

[Signatures on following page(s)]

IN WITNESS WHEREOF the parties hereto have duly executed this Agreement.

MERIAL LIMITED		MWI Veterinary Supply Co.

By:	/s/ Thomas Zerzan	By:	/s/ James Cleary

Name:	Thomas Zerzan	Name:	James Cleary

Title:	Head of Merial U.S.	Title:	Chief Executive Officer

Date:	12-05-06	Date:	Nov. 16, 2006